UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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Navarre Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 15, 2011

Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation (the “Company”) will be held at the time and place and for the purposes indicated below.

TIME	2:00 p.m., Central Daylight Time, on Thursday, September 15, 2011

PLACE	Navarre Corporation Headquarters 7400 49th Avenue North Minneapolis, Minnesota 55428

ITEMS OF BUSINESS	1. To elect the three nominees for the Board of Directors named in the attached Proxy Statement for the terms as described;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2012 fiscal year;

3. To conduct an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2011 as disclosed in the accompanying Proxy Statement (“Say on Pay”);

4. To conduct an advisory vote to determine shareholder preferences on whether future Say on Pay votes should occur every one, two or three years; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

ANNUAL REPORT	Our 2011 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on Tuesday, July 19, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held September 15, 2011

The following materials, also included with this Notice, are available for view on the Internet:

•	Proxy Statement for the Annual Meeting of Shareholders

•	Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2011

To view the Proxy Statement or Annual Report to Stockholders, visit: http://www.navarre.com/Investors/

Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

RYAN F. URNESS

Secretary and General Counsel

July 28, 2011

Your Vote is Important

We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

NAVARRE CORPORATION

7400 49th Avenue North

Minneapolis, Minnesota 55428

(763) 535-8333

PROXY STATEMENT

Annual Meeting of Shareholders

September 15, 2011

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING

We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, Minneapolis, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to, and do not, incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2011 (“FY2011”).

Proxy Statement and Solicitation of Votes

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Thursday, September 15, 2011 at 2:00 p.m., Central Daylight Time, at our corporate headquarters, 7400 49th Avenue North, Minneapolis, Minnesota 55428, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about July 28, 2011.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We intend to solicit proxies by mail, electronic mail, facsimile, telephone and personal contact and have engaged Morrow & Co., LLC, 470 West Avenue – 3rd Floor, Stamford, CT 06902, to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay $6,500, plus expenses, for these services. Our directors, officers and employees may also solicit proxies by personal contact, telephone and otherwise, but they will not receive any additional compensation for those services.

Voting Shares

Only shareholders of record as of the close of business on Monday, July 19, 2011 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 36,805,940 shares of common stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive a proxy card from the Company. However, if your share ownership is beneficial, your broker, bank, and/or other institution will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker or other institutional holder, your shares will not be voted on any proposal on which your broker or other institutional holder does not have discretionary authority to vote, including the vote to elect directors and the advisory votes on Say on Pay and frequency of future Say on Pay votes. If your broker or other institutional holder lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a “broker non-vote” on that item.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” the compensation of the named executive officers as disclosed in this Proxy Statement; for every “3 YEARS” regarding the frequency of future Say on Pay votes; and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

How Votes Are Counted

Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting (at least 18,402,971 shares), must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted as shares present for determining the presence or absence of a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome for the same reason.

With respect to all other matters, except for the advisory vote on frequency of future Say on Pay votes, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” are considered shares entitled to vote on the particular matter and will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

With respect to the advisory vote on the frequency of future Say on Pay votes, you may vote for every “1 YEAR,” “2 YEARS,” or “3 YEARS” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted for every “3 YEARS.” Since this is an advisory vote, the Company will consider the frequency that receives a plurality of the votes to be the indication of our shareholders’ preference. Abstentions and broker non-votes will have no effect on the outcome.

Votes Required

The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. Plurality means that, if shareholders will be electing three directors, then the three nominees receiving the most affirmative votes will be elected. The approval of all other matters, except for advisory votes, requires the affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting. A large number of broker non-votes may result in the inability to attain the required minimum affirmative vote.

With respect to the advisory vote on Say on Pay, the Company will consider that our shareholders approve of the compensation for the named executive officers as disclosed in this Proxy Statement if there are more “FOR” votes than the total of “AGAINST” and “ABSTAIN” votes. With respect to the advisory vote on the frequency of future Say on Pay votes, the Company will consider the frequency that receives the most affirmative votes to be the indication of our shareholders’ preference on the matter.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Three Nominees as Directors

Our Amended and Restated Articles of Incorporation, approved by the shareholders on September 15, 2005, provide that the Board must consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of nine directors, and the Board has determined that, as of the date of the Annual Meeting, the Board will be reduced to eight directors. The Amended and Restated Articles of Incorporation also provide that the Board of Directors is divided into three staggered classes of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term.

At the Annual Meeting, the terms of two directors assigned to the third class (“Class III”) are expiring. They are Eric H. Paulson and Kathleen P. Iverson. Mr. Paulson has indicated his desire to retire and not stand for re-election. The Board has therefore determined, upon the recommendation of the Governance and Nominating Committee, that, as of the date of the Annual Meeting, Class III will consist of one director and nominated Ms. Iverson to be re-elected at the Annual Meeting. If so elected, she will hold office for a three-year term expiring at the annual meeting of shareholders held in 2014, subject to prior retirement, resignation, death or removal from office.

On February 11, 2011, Deborah L. Hopp resigned as a member of the Board and the Board appointed Bradley J. Shisler and Richard S Willis as new directors to the Board assigned to the first class of directors (“Class I”). Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Directors Shisler and Willis for election by the shareholders at the Annual Meeting for the remainder of the Class I term expiring at the annual meeting of shareholders held in 2012, subject to prior retirement, resignation, death or removal from office.

All other directors will continue in office following this Annual Meeting. Directors Dalvey and Green are assigned to Class I with their term expiring at the annual meeting of shareholders to be held in 2012, and Directors Benson, Gentz and Weyl are assigned to the second class (“Class II”) with their term expiring at the annual meeting of shareholders to be held in 2013.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named as proxies in the proxy card will vote for any substitute nominee proposed by the Board of Directors. Detailed information on the nominees and directors is provided under “Information Concerning Directors and Nominees” beginning on page 6.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2 — Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012 (“FY2012”). Although shareholder ratification of this appointment is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the appointment, although it will not be required to select a different independent registered public accounting firm for the Company for FY2012.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005.

Additional information can be found in “Report of the Audit Committee” on page 17 and in “Audit and Non-Audit Fees” on page 18. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP.

PROPOSAL NO. 3 — Approval on an advisory basis of the compensation paid to the Named Executive Officers for FY2011 as disclosed in this Proxy Statement (“Say on Pay”)

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for FY2011 as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the “Executive Compensation” sections of this Proxy Statement beginning on page 21, including the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures. These sections describe our compensation philosophy, objectives, plans and goals and the compensation practices and decisions that were applicable in FY2011.

Our executive compensation program is a simple and straightforward combination of base salary, annual cash incentive opportunity, long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan, and benefits generally available to the Company’s other employees. It is competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment and retention of the strong leadership necessary to grow our business and drive financial results.

Our pay-for-performance philosophy is reflected in the annual cash incentive opportunity and long-term incentive components of our compensation program, and in FY2011:

•	The named executive officers did not receive annual incentive payments reflecting the Company’s FY2011 financial performance; and
•

The named executive officers received appropriate stock option and restricted stock awards to align the interests of the executive officers with the interests of our shareholders and encourage long-term value creation.

The compensation of our named executive officers was structured to embody the following best practices:

•	Compensation committee and compensation consultant independence;
•	Regular assessment of compensation risks;
•	An expectation that executive officers maintain certain stock ownership levels;
•	A policy that prohibits executive officers from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock;
•	No IRC Section 280G tax gross-ups or any other tax gross-ups;
•	No supplemental retirement plans; and
•	Minimal executive perquisites.

Because the Say on Pay vote is advisory, it will not affect any compensation already paid or awarded to any named executive officer, nor will it be binding on the Company, the Board or the Compensation Committee. Nonetheless, the Compensation Committee will consider the results of the Say on Pay vote and take the results into account when making future decisions concerning our executive compensation program and the compensation paid to our named executive officers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL NO. 4 — Approval on an advisory basis of the frequency of future Say on Pay votes

We are asking our shareholders to indicate, on a non-binding advisory basis, their preference to hold future Say on Pay votes every three years, every two years, or every year. We are recommending a frequency period of every three years (a triennial vote) because we believe that a three-year cycle is the best means of assuring that shareholders have an effective voice on executive compensation for a number of reasons:

•	An annual vote on pay practices would tend to shift the focus on short-term financial results that may not be in the interest of long-term value creation for shareholders;
•

A three-year voting cycle provides shareholders and proxy advisory firms with sufficient time to evaluate, in a more thoughtful and informed manner, the effectiveness of both short-term and long-term compensation strategies and related business outcomes; and

•

A three-year voting cycle gives the Board and Compensation Committee time to thoughtfully evaluate shareholder concerns and implement changes as appropriate in a manner that is not disruptive to the recruitment and retention of our executive officers.

The proxy card or voting instruction form provides shareholders with four choices (every 3 YEARS, 2 YEARS, or 1 YEAR, or ABSTAIN). Shareholders are entitled to vote on their frequency preference or abstain and are not merely voting to approve or disapprove the Board’s recommendation. Because this is an advisory vote, the results are not binding on the Company. However, the Board values the opinions expressed by shareholders and will consider the outcome when making a determination as to the frequency of future Say on Pay votes.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE FOR EVERY “3 YEARS” REGARDING THE FREQUENCY

OF FUTURE SAY ON PAY VOTES

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected

Other Information Concerning Nominees and Directors

NOMINEES FOR DIRECTOR — Terms to Expire at Annual Meeting in 2012 (Class I)

Bradley J. Shisler Age: 41 Director Since: 2011 Current Board Committees: Audit Committee Governance and Nominating Committee Strategic Transactions Committee	Mr. Shisler currently serves as a director at RealManage Holdings, Inc., a community association management company. From September 2007 until December 2008, Mr. Shisler served as a partner at Blue River Partners, L.L.C., a start-up private equity firm formed to make control investments in lower middle-market companies. Previously, from 1996 to 2007, Mr. Shisler was a principal of Willis Stein & Partners, a private equity fund with nearly $3 billion of equity capital under management. Mr. Shisler previously served on the boards of directors of Baker & Taylor Corporation, the world’s largest distributor of books, as well as a global distributor of DVDs and music; CompuPay, Inc., a provider of outsourced payroll processing, tax filing and other related services; National Veterinary Associates, Inc., an owner and operator of companion animal veterinary hospitals throughout the U.S and Ziff Davis Media Inc., an integrated media company focused on the technology and video game markets. Mr. Shisler has a M.B.A., with distinction, from the Kellogg School of Management at Northwestern University, as well as both a B.S. degree in chemical engineering and a B.A. degree in political science from Rice University. Mr. Shisler’s director qualifications include his deep experience with the development of corporate strategy and the oversight of its implementation that results from the active involvement in the direction of numerous companies in a variety of industries, including service on five other corporate boards and four other audit committees. Mr. Shisler has extensive private equity experience where he has evaluated hundreds of businesses for potential investment.

Richard S Willis Age: 50 Director Since: 2011 Current Board Committees: Compensation Committee	Mr. Willis has more than 20 years of executive experience in retail and manufacturing industries. He is currently the Executive Chairman of Charlotte Russe, a mall-based specialty retailer of fashionable, value-priced apparel and accessories. From 2009 to 2011, he served as President of Shoes for Crews, a seller of slip resistant footwear. From 2003 to 2007, he was President and CEO of Baker & Taylor Corporation, the world’s largest distributor of books, as well as a global distributor of DVDs and music. While at Baker and Taylor he served for two years as the Chairman of the National Association of Recording Merchandisers. Previously, Mr. Willis served as Chairman, President and CEO of Troll Communications; President and CEO of Bell Sports; and CFO of several magazine companies, including Petersen Publishing, which he helped take public in 1997. Mr. Willis received both a bachelor’s degree in business administration (1981) and a master’s of business administration (1982) from Baylor University, where he also serves as a Regent. Mr. Willis director qualifications include his considerable executive leadership experience across multiple industries, including with distribution businesses that serve retailers and their suppliers. Mr. Willis has significant expertise in operating businesses and directing transformative changes to their strategic plans.

NOMINEE FOR DIRECTOR — Term to Expire at Annual Meeting in 2014 (Class III)

Kathleen P. Iverson Age: 55 Director Since: 2008 Current Board Committees: Audit Committee Strategic Transactions Committee (Chair)	Ms. Iverson has been the President and CEO of CyberOptics Corporation (NASDAQ:CYBE), a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, since January 2003. She joined CyberOptics Corporation in January 2002 as its President and COO. Previously, she was employed by Rosemount, Inc., a multinational manufacturer of high-performance instrumentation for the processing industries and a subsidiary of Emerson Electric Co. (NYSE:EMR), from 1979 through December 2001, and held various finance and leadership positions, including Vice President/General Manager, Complete Point Solutions, and Vice President/General Manager, Worldwide Temperature. Ms. Iverson is also a director of CyberOptics Corporation and has served in such capacity since May 1998. Ms. Iverson’s director qualifications include her extensive experience in governance and leadership roles with other public companies, as well as her high level of financial literacy and significant corporate finance experience.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2012 (Class I)

David F. Dalvey Age: 53 Director Since: 2009 Current Board Committees: Audit Committee Strategic Transactions Committee	Mr. Dalvey has twenty-eight years of experience in the fields of corporate finance and venture capital working primarily with growth-oriented technology businesses. He is the Managing Partner of Mount Yale Venture Fund, L.P., a management firm holding investments in top tier venture capital funds and other assets, since September 2008, and also is the General Partner of Brightstone Capital, a venture capital management company, since September 2000. Previously, he held management positions with R.J. Steichen and Company, an investment bank, from 1995 to 2000, The Food Fund LP, a venture capital firm, from 1992 to 1995 and Wessels, Arnold & Henderson, an investment bank from 1987 to 1992. Mr. Dalvey has had significant operational exposure as a board director or advisor to multiple privately held growth businesses including as a director of Definity Health, Inc. (until its sale to United Health Group), NatureVision, Inc. (until its initial public offering) and Agiliti, Inc. (until its sale to VeriCenter, Inc./SunGard Services). Currently, he serves as an independent director and member of the audit committee of the Blue Rock Market Neutral Fund, a mutual fund registered under the Investment Company Act of 1940 and as a director of Digitiliti, Inc. (OTC:DIGI.PK), which provides products and services in computer data management and archiving and cloud data back-up and recovery. Mr. Dalvey’s director qualifications include over 25 years of experience as an investment banker and investment fund manager building value in growth-oriented businesses. His strengths are strategic market positioning, financing and capitalization advice, financial performance metrics and operational execution analysis, business and market risk assessment, audit oversight and public marketing positioning. Additionally, Mr. Dalvey has experience with the strategic assessment, financial analysis and overall management of a wide variety of corporate finance and merger and acquisition and divestiture transactions and an understanding of private and public capital markets.

Frederick C. Green IV Age: 54 Director Since: 2009 Current Board Committees: Compensation Committee (Chair) Strategic Transactions Committee	Mr. Green is currently President of Jonaco Machine, a contract manufacturer to the aerospace and medical equipment industries. From 2005 to 2010 Mr. Green was the Managing Director of Denali Partners, LLC, a private equity firm that he co-founded in 2004. Jonaco Machine was previously a portfolio company of Denali Partners and was sold by Denali in late 2010. Previously, from 2002 to 2004, he founded and was the Managing Director of Marathon Partners LLC, a management firm for the portfolio companies of private equity firms. From 1999 to 2002, he served as the Chief Operating Officer of Bracknell Corporation, a $1.4 billion facilities infrastructure company with 33 locations in North America, and previously he was the President and CEO of Nationwide Electric, Inc., a national electrical installation and services company that was acquired by Bracknell. From 1996 to 1998, he was the President and CEO of Product Safety Resources, Inc., a company focused on electronic product safety information, and from 1988 to 1996, Mr. Green held various operations and leadership positions with Emerson Electric Co. (NYSE:EMR), a multinational manufacturer of a broad range of electrical, electromechanical and electronic products and systems, including: Vice President, General Manager, Process Flow; Vice President Marketing and Sales; and Vice President of Strategic Planning and Technology. Prior to joining Emerson Electric Mr. Green was a management consultant with McKinsey & Company. Mr. Green’s director qualifications include his extensive and diverse business experience, his significant experience in merger, acquisition and divestiture transactions, his understanding of capital markets, and his extensive background in strategic planning.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2013 (Class II)

Keith A. Benson Age: 67 Director Since: 2003 Current Board Committees: Audit Committee (Chair) Governance and Nominating Committee	Since August 2008, Mr. Benson has served in various financial support positions including CFO and Financial Advisor with Trustwater, USA, Inc., a manufacturer of water disinfectant. Until his retirement in 2002, Mr. Benson was employed in the retailing industry, including over 20 years at The Musicland Group, Inc. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and CFO. He also served as a director of Musicland’s parent company, Musicland Stores Corporation (NYSE), from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation). Mr. Benson’s director qualifications include his extensive corporate finance and business experience in the retail industry, as well as his experience as a director of other public company boards. Mr. Benson has been designated the Audit Committee’s financial expert due to his experience in risk management, financial reporting, accounting and controls.

Timothy R. Gentz Age: 61 Director Since: 2004 Current Board Committees: Governance and Nominating Committee (Chair)

Since January 2005, Mr. Gentz has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the COO of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the COO and CFO for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical (NASDAQ), Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies. In May 2011, Mr. Gentz was elected as a director of TOBI, Inc. (TOAK.OB), an inactive bank holding company formerly known as Treaty Oak Bancorp, Inc. Mr. Gentz’s director qualifications include his extensive financial expertise, his diverse business experience with other public companies, and his significant distribution industry experience. His leadership skills and qualifications have been demonstrated as a CEO, COO and CFO in private and public companies.

Tom F. Weyl Age: 68 Director Since: 2001 Current Board Committees: Compensation Committee	Mr. Weyl is retired from Martin/Williams Advertising, a national advertising agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He served as a director/organizer of the Royal Palm Bank of Naples, Florida from 2001 until December 2006. Mr. Weyl also served as a director of Musicland Stores Corporation (NYSE) from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Mr. Weyl’s director qualifications include his extensive experience in sales, advertising, branding, marketing, and communications, as well as his familiarity with public company governance and compensation structures.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Our corporate governance documents allow the Board flexibility in determining at any particular time the most appropriate leadership structure in order to serve the interests of the shareholders and meet our business needs. In FY2011, Cary L. Deacon served as our CEO and a member of the Board. He focused on the strategic direction and day-to-day operation and performance of the Company. In FY2011, Mr. Paulson served as our non-employee Chairman. He focused on the functioning of the Board in its oversight responsibilities, set meeting agendas, presided over Board meetings, and acted as the liaison on Board issues between the independent directors and management. Because the roles of CEO and Chairman are separate, the Board has determined that there is not currently a need to appoint a lead director.

Independent Directors

Our Board of Directors has determined that each of the following current Directors: Benson, Dalvey, Gentz, Green, Iverson, Shisler, Weyl and Willis, are “independent,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. The independent directors meet regularly, generally before or after each regularly scheduled Board meeting without the presence of the CEO and the Chairman.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the identification of and the processes in place for the management of the Company’s enterprise risk. The full Board oversees strategic and operational risks, the Audit Committee oversees financial and compliance risks, the Compensation Committee oversees human resources and compensation risks, and the Governance and Nominating Committee oversees corporate governance risks and coordinates between Board committees to ensure that all significant risk categories are addressed by at least one committee.

Management regularly reports to the Board, or relevant committee, on each major area of enterprise risk and seeks the Board’s concurrence in acceptable risk tolerances and strategies to monitor and ensure that tolerances are not exceeded. At each meeting of the full Board, each committee gives a detailed review of the matters it discussed and conclusions it reached during its recent meetings. Additional reporting and review of identified enterprise risks is conducted as needed or as requested by the Board or a committee. The Board’s management of risk oversight has not had an effect on the Board’s leadership structure.

Board Committees

Our Board of Directors has established three standing committees that meet regularly, the Audit, Governance and Nominating, and Compensation Committees. The Board has also established a Strategic Transactions Committee that meets as needed to assist the Board in its oversight and evaluation of any proposed material investments, acquisitions, joint ventures, or divestiture transactions. The members of the Strategic Transactions Committee are Kathleen P. Iverson (Chair), David F. Dalvey, Frederick C. Green IV and Bradley J. Shisler. Additional information about certain committees can be found in “Report of the Audit Committee” on page 17 and “Compensation Discussion and Analysis” on page 21.

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee reviews the Company’s significant controls, policies and procedures in connection with the assessment and management of enterprise risk, and coordinates with the Company’s internal auditing department to ensure that effective programs are in place to monitor compliance with applicable policies and procedures. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee are Keith A. Benson (Chair), David F. Dalvey, Kathleen P. Iverson and Bradley J. Shisler. Our Board of Directors has determined that all members of the Audit Committee are financially literate and are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board has determined that Keith A. Benson is qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Governance and Nominating Committee

The Governance and Nominating Committee (i) oversees our system of corporate governance (including significant controls, policies and procedures) and makes recommendations with respect to changes in our core principals of corporate governance; (ii) oversees the development of executive officer succession plans; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; (v) oversees the orientation for new directors and suggests appropriate director education and training for all directors; and (vi) oversees the evaluation of the performance of the Board and management of the Company. The Governance and Nominating Committee reviews the overall composition of the Board, identifies the particular experience, qualifications, attributes and skills of each nominee and incumbent director that qualify such individual for service on the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. The members of the Governance and Nominating Committee are Timothy R. Gentz (Chair), Keith A. Benson and Bradley J. Shisler. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our directors. In conjunction with the Governance and Nominating Committee, the Compensation Committee approves the CEO’s annual goals and objectives and evaluates the CEO’s performance in light of the established goals and objectives. The Compensation Committee also reviews our compensation policies and practices to ensure that they do not involve compensation risks that are reasonably likely to have a material adverse effect on the Company. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee are Frederick C. Green IV (Chair), Tom F. Weyl and Richard S Willis. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in SEC Rule 16b-3.

Risk Assessment of our Compensation Policies and Practices

The Compensation Committee, with the assistance of management, reviews on at least on annual basis the Company’s compensation policies and programs for all employees for the purpose of assessing the risks associated with compensation. In early FY2011, the Compensation Committee reviewed the compensation program details, participant information, plan administrative oversight and design features with respect to (i) base salary determination as applicable to all employees; (ii) short term incentive pay for director-level employees and above under the annual incentive plan (described in “Compensation Discussion and Analysis” on page 28); (iii) short term incentive pay in the form of a quarterly or monthly sales bonus program for a small number of sales employees; and (iv) long term incentive in the form of equity grants to director-level employees and above. The Committee reviewed the strategies that are tied to these compensation practices and identified both the risks inherent in these programs and the following factors that mitigate any such risks to acceptable levels:

•	Appropriate mix between short-term cash compensation and long-term equity grants.

•	Participation in the same annual incentive and long-term equity plans by all director-level and above employees.

•	Maximum payout levels for annual incentive capped at 150% of target.

•	Negative discretion over annual incentive program payouts and sales bonus programs may be exercised.

•	Ranges for annual incentive metrics established to avoid payouts on an “all or nothing” basis.

•	Multi-year and overlapping vesting schedules for long-term equity grants.

As a result of the foregoing review, the Compensation Committee determined that the Company’s compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Meeting Attendance

During FY2011, our Board of Directors held six regular meetings and eight telephonic meetings. The Audit Committee held four regular meetings and two telephonic meetings. The Compensation Committee held five regular meetings and one telephonic meeting. The Governance and Nominating Committee held four regular meetings and three telephonic meeting. Most of the current directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 95% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs. The Board of Directors does not have a formal policy on the attendance of directors at the annual meetings of shareholders but all directors are encouraged to attend. All of the directors then serving attended the annual meeting of shareholders held in September 2010.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code of Conduct and reviewing and updating the Code of Conduct. The Audit Committee reviewed the Code of Conduct in FY2011 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code of Conduct for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2011.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Conduct, are available for viewing and downloading on the Company’s website at www.navarre.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link. If our Board of Directors grants any waivers of, or amendments to, the Code of Conduct applicable to any of our directors or executive officers, we will also disclose these matters on the “Corporate Governance” link of the website.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter and Code of Conduct require that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large shareholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Conduct and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire. During FY2011, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions.

Stock Ownership Guidelines

In July 2005, the Board of Directors adopted Company stock ownership guidelines (including owned shares and vested stock awards) for Company officers and directors as follows: Chief Executive Officer, five times base salary; other Executive Officers, three times base salary; other officers, one times base salary; and non-employee Directors, five times the annual retainer. The officers and directors were encouraged and expected to meet the stock ownership goals within five years of the later of July 2005 or the date of beginning service with the Company, and failure to meet the goals may be considered when making compensation and bonus decisions. In March 2011, based on market analysis the Board of Directors updated the stock ownership guidelines as follows: (i) for Directors, to expect that within three years of joining the Board, directors own a set number of shares, 74,000 (including vested stock options) rather than a value based on the board retainer; and (ii) for officers, to expect that within five years of beginning service at the relevant position, ownership meet five times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer and Chief Operating Officer, two times base salary for divisional presidents and one times base salary for other officers. The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders and is satisfied with the progress made by our officers and directors in complying with the guidelines.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but will consider, among other qualifications, the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Role of Diversity in Director Selection

The Governance and Nominating Committee seeks to nominate individuals who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. Board members should display the personal attributes necessary to be an effective director, including integrity, sound judgment, independence, the ability to operate collaboratively and a commitment to the Company’s shareholders. The Governance and Nominating Committee values diversity as a factor in selecting individuals nominated to serve on the Board of Directors. Although the Board of Directors prefers a mix of backgrounds and experience among its members, it does not follow any ratio or formula to determine the appropriate mix, nor is there a specific policy on diversity. The Governance and Nominating Committee uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to a high standard of service for the Board of Directors.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. The full Board approves the final nominations. New candidates are interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. An approved new candidate must consent to and pass a background investigation prior to receiving a formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the following (i) the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; (ii) whether such individual can read and understand fundamental financial statements; (iii) other board memberships (if any); and (iv) such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications, including a consent for a background investigation. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation and accompanying materials in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider qualified candidates and make its recommendation to the Board of Directors.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Company if so elected and consent for a background investigation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness, the Company’s General Counsel and Secretary, at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board or Committee, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are Company employees do not receive compensation for their services as directors. During FY2011, Directors who were not employees of the Company (“Non-employee Directors) each received a base annual retainer of $36,000, paid in monthly installments. No additional compensation was paid for meeting attendance. The chairpersons of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee each received an additional annual fee of $5,000 and the Chairman of the Board received an additional annual fee of $15,000. In addition, Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings.

Equity Compensation

Non-employee Directors also receive equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the Stock Plan, which has been approved by the shareholders. Each newly elected or appointed Non-employee Director receives an initial non-qualified stock option grant covering 50,000 shares of Common Stock. Each Non-employee Director also receives an annual grant on April 1 of each year, of a non-qualified stock option to purchase 12,000 shares of our Common Stock. All stock option grants to Non-employee Directors are exercisable at the fair market value on the day of the grant and vest one-third per year beginning one year from the grant date and expire on the earlier of (i) ten years from the grant date and (ii) one year after the director ceases to serve. Vesting is accelerated upon the occurrence of a “Change of Control Transaction,” as defined in the Stock Plan. As an exception to the foregoing, the Stock Plan provides that any Non-employee Director who is ineligible to stand for re-election after reaching the Board’s mandatory retirement age of 70 will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. In FY2011, this provision was not applicable to any director.

In FY2011, pursuant to the foregoing, Directors Benson, Dalvey, Hopp, Gentz, Green, Iverson, Paulson and Weyl each received an annual grant covering 12,000 shares of Common Stock on April 1, 2010 at an exercise price of $2.04 per share. On February 11, 2011, Directors Shisler and Willis each received an initial stock option grant covering 50,000 shares of Common Stock at an exercise price of $1.95 per share.

The following table shows compensation information for our Non-employee Directors for FY2011.

Director Compensation Table for FY2011

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Total
Keith A. Benson	$41,000	—	$15,007	$56,007
David F. Dalvey	$36,000	—	$15,007	$51,007
Timothy R. Gentz	$41,000	—	$15,007	$56,007
Frederick C. Green IV	$36,417	—	$15,007	$51,424
Deborah L. Hopp(4)	$31,500	—	$15,007	$46,507
Kathleen P. Iverson	$36,000	—	$15,007	$51,007
Eric H. Paulson	$51,000	—	$15,007	$66,007
Bradley J. Shisler(5)	$4,500	—	$57,540	$62,040
Tom F. Weyl	$40,583	—	$15,007	$55,590
Richard S Willis(5)	$4,500	—	$57,540	$62,040

(1)	Mr. Deacon is not included in this table because he was an employee of the Company during FY2011 and received no compensation for his services as a director.

(2)	No director was eligible for restricted stock awards in FY2011.

(3)	The amounts in this column represent the grant date fair value of all stock options awarded in FY2011 as determined using the Black-Scholes pricing model. The assumptions used to arrive at the Black-Scholes value are discussed in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. We recognize the expense for financial reporting purposes over the applicable vesting period.

As of March 31, 2011, each of the Non-employee Directors had outstanding stock options covering the following total amount of shares of our Common Stock: Mr. Benson, 72,000 shares; Mr. Dalvey, 62,000 shares; Mr. Gentz, 72,000 shares; Mr. Green, 62,000 shares; Ms. Hopp, 80,000 shares; Ms. Iverson, 68,000 shares; Mr. Paulson, 60,000 shares; Mr. Shisler, 50,000 shares; Mr. Weyl, 72,000 shares; and Mr. Willis, 50,000 shares.

(4)	Ms. Hopp resigned as director effective February 11, 2011.

(5)	Mr. Shisler and Mr. Willis were appointed as directors on February 11, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2011, our members were Directors Benson (Chair), Dalvey, Iverson and Shisler (beginning February 2011). Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter can be found on the Company’s website at www.navarre.com. The Committee reviewed the charter in FY2011 and determined that no changes were warranted.

We held four regular meetings and two telephonic meetings during FY2011. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP, and we held an executive session with Grant Thornton LLP at each regular meeting without management present. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2011, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as specified by the Public Company Accounting Oversight Board requirements regarding independence discussions with audit committees. We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for FY2012.

This report is submitted by the Audit Committee of the Company’s Board of Directors:

Keith A. Benson (Chair)

David F. Dalvey

Kathleen P. Iverson

Bradley J. Shisler

AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for FY2011 and FY2010 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2011	FY 2010
Audit Fees(1)	$293,591	$278,386
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees Billed	$293,591	$278,386

(1)	“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2011 and 2010, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)	“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2011 and 2010 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2011 and FY2010.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2011 and FY2010.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. There were no fees for this category in FY2011 and FY2010.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval request. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2011, all services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee also determined that all services performed by Grant Thornton LLP over and above the external audit were compatible with Grant Thornton LLP’s ability to maintain its independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 19, 2011 (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of the executive officers, directors and nominees as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director, nominee and executive officer is 7400 49th Avenue North, Minneapolis, Minnesota 55428. Percentage computations are based on 36,805,940 shares of our Common Stock outstanding as of July 19, 2011.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock issuable upon the exercise of options exercisable within 60 days of July 19, 2011 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, Nominees and Executive Officers	Shares		Percent
Keith A. Benson	73,800	(1)	*
David F. Dalvey	37,333	(1)	*
Timothy R. Gentz	75,360	(1)	*
Frederick C. Green IV	42,333	(1)	*
Kathleen P. Iverson	55,000	(1)	*
Eric H. Paulson	1,423,339	(1)(2)	3.86%
Bradley J. Shisler	30,051	(1)	*
Tom F. Weyl	72,000	(1)	*
Richard S Willis	15,000	(1)	*
Joyce A. Fleck	139,969	(1)(3)	*
Calvin Morrell	57,781	(1)	*
J. Reid Porter	397,248	(1)	1.07%
All directors, nominees and executive officers (13 persons at July 19, 2011)	2,431,940	(1)	6.45%
Cary L. Deacon(4)	1,160,901	(4)	3.08%
Gen Fukunaga(5)	1,041,932	(5)	2.81%

5% Shareholders
Becker Drapkin Management, L.P.	3,950,701	(6)	10.73%
300 Crescent Court, Suite 1111
Dallas, TX 75201

*	Indicates ownership of less than one percent.

(1)	Includes shares of Common Stock issuable upon exercise of outstanding options exercisable within sixty days of July 19, 2011 in the following amounts: Keith A. Benson — 46,000 shares; David F. Dalvey — 37,333 shares; Timothy R. Gentz — 46,000 shares; Frederick C. Green IV — 37,333 shares; Kathleen P. Iverson — 48,000 shares; Eric. H. Paulson — 40,000 shares; Tom F. Weyl — 46,000 shares; Joyce A. Fleck — 118,500 shares; Calvin Morrell — 57,500 shares; J. Reid Porter — 262,500; and all directors, nominees and executive officers as a group — 755,833 shares.

(2)	Includes 140,000 shares owned by Mr. Paulson that are held in a margin account.

(3)	Includes 10,000 shares owned by Ms. Fleck’s spouse of which Ms. Fleck may be deemed to have shared voting and dispositive power.

(4)	Mr. Deacon’s share ownership is disclosed as of April 6, 2011, his last day of employment and includes 826,667 shares of Common Stock issuable upon the exercise of outstanding options exercisable within sixty days of that date. By July 19, 2011, Mr. Deacon had exercised options covering 200,000 shares and the remaining options covering 626,667 shares expired.

(5)	Mr. Fukunaga’s share ownership is disclosed as of March 31, 2011, his last day of employment and includes 282,500 shares of Common Stock issuable upon the exercise of outstanding options exercisable within sixty days of that date. By July 19, 2011, Mr. Fukunaga had exercised options covering 15,000 shares and the remaining options covering 267,500 shares expired. Mr. Fukunaga’s share ownership also includes 18,648 shares owned by Mr. Fukunaga’s spouse of which Mr. Fukunaga may be deemed to have shared voting and dispositive power.

(6)	Based on information provided in Schedule 13D, Amendment 5, dated February 11, 2011, and Form 4, dated July 11, 2011, filed with the Securities and Exchange Commission by Becker Drapkin Management, L.P. (“Management”), Becker Drapkin Partners (QP), L.P. (“QP”), Becker Drapkin Partners, L.P. (“LP”), BD Partners II, L.P. (“Partners”), BC Advisors, LLC (“Advisors”), Steven R. Becker and Matthew A. Drapkin, reporting the following ownership: QP directly owns 1,054,315 shares of Common Stock; LP directly owns 179,953 shares of Common Stock; Partners directly owns 654,383 shares of Common Stock, and a managed account directly owns 2,062,050 shares of Common Stock. Management is the general partner of each of QP, LP and Partners and as such shares voting and dispositive power of 1,888,651 shares of Common Stock. Management provides investment advisory services for the managed account and may have a pecuniary interest in its 2,042,350 shares of Common Stock as a result of performance related fees. Advisors is the general partner of Management and may be deemed to beneficially own the shares beneficially owned by Management. Mr. Becker and Mr. Drapkin are the co-managing members of Advisors and may be deemed to beneficially own the shares beneficially owned by Advisors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis discusses the Company’s compensation philosophy, policies, practices and decisions that were applicable in FY2011 with respect to: (i) our Chief Executive Officer (“CEO”) (our principal executive officer); (ii) our Chief Financial Officer (“CFO”) (our principal financial officer); and (iii) the three other most highly compensated executive officers that were serving as such at March 31, 2011 (collectively, the “Named Executive Officers”). The Named Executive Officers in FY2011 were: Cary L. Deacon, President and CEO; J. Reid Porter, Chief Operating Officer and CFO; Joyce A. Fleck, President, Navarre Distribution Services; Gen Fukunaga, Chief Executive Officer and President of FUNimation; and Calvin Morrell, President, Encore. On March 31, 2011, Mr. Fukunaga’s employment with the Company was terminated in connection with the completed sale of FUNimation. On April 6, 2011, the Board of Directors terminated the employment of Mr. Deacon, and Mr. Porter was named interim President and CEO and remained CFO.

This discussion should be read in conjunction with the “Executive Compensation Tables”, beginning on page 33, and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the total compensation and benefits awarded to, earned by, or paid to the Named Executive Officers during FY2011, and, depending on tenure, during FY2010 and FY2009.

Executive Summary

In FY2011, we began a business transformation of the Company by focusing on the distribution of new product lines beyond digitally downloadable goods, offering expanded e-commerce and logistics solutions to our customers and suppliers, and continuing to grow our e-commerce fulfillment services. In addition, we focused on reducing our debt. The Company was debt free at fiscal year-end and improved overall performance by leveraging our significant distribution and logistics expertise and considerable enterprise systems and physical assets. Highlights of this transformation that impacted compensation decisions were:

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We determined that the business of FUNimation was not in line with this strategic direction and the sale of FUNimation was successfully completed on March 31, 2011. Among other uses, the proceeds of the transaction are anticipated to be used to build or acquire new businesses and services that will support our long-term objective of diversifying our revenue stream. The compensation actions taken with respect to Mr. Fukunaga as described below were in furtherance of this sale.

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In August 2010, Mr. Porter was promoted to the newly created position of Chief Operating Officer (“COO”). In addition to retaining the CFO position, he assumed the responsibility of managing the day to day operations of the Navarre Distribution Services, Encore and FUNimation operating units, enabling the CEO to focus on implementing the Company’s strategic direction and the sale of FUNimation.

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On April 6, 2011, the Board determined that a leadership change was appropriate as we pursue our next phase of growth in new businesses and revenue streams. Mr. Deacon’s employment was terminated and in connection therewith he subsequently resigned from the Board. Mr. Porter was named President and CEO on an interim basis while the Board conducts a national external search for the next CEO. Mr. Porter also retained his responsibilities as CFO.

It is the overall goal of our executive compensation program to provide compensation that is reasonable and fair to both the Company and to the Named Executive Officer in light of the performance of the Company, the contribution of each executive officer to that performance and the competition the Company faces to attract and retain highly qualified executive officers. The Named Executive Officers are compensated with a simple and straightforward combination of base salary, annual cash incentive opportunity and long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan. Base salary provides the Named

Executive Officers with a fixed level of cash compensation in line with their individual experience and responsibilities. The annual cash incentive provides the Named Executive Officers an opportunity for short-term returns linked to specified Company performance measures. Annual equity awards focus the Named Executive Officers on the long term future performance of the Company and building shareholder value. The Named Executive Officers also participate in benefit and retirement plans generally available to the Company’s other employees.

Hallmarks of our executive compensation program are:

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Pay for Performance — The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentives are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives, and equity award values depend on the value of the Company’s stock, thus encouraging achievement of long-term value creation that benefits all shareholders. To avoid excessive windfall payments, annual cash incentives are capped at 150% of target incentive, and the Compensation Committee retains negative discretion in modifying awards;

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Compensation Decision Independence — The Compensation Committee is comprised solely of independent directors, and the Compensation Committee uses an independent compensation consultant that does not provide any other services to the Company;

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Ownership Guidelines, Hedging and Clawbacks — The Named Executive Officers are subject to stock ownership guidelines with an expectation that they reach a certain level of stock ownership within five years of assuming their current position through stock purchases and retention of shares acquired through equity grants. The Compensation Committee may consider failure to meet the goals as a negative factor when making compensation decisions. The Named Executive Officers are prohibited from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock. Once the SEC adopts final rules regarding “clawback” of incentive compensation, the Board intends to adopt a “clawback” policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results;

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Risk Assessment — When creating compensation incentives, the Compensation Committee discusses and considers any enterprise risks that the Named Executive Officers may be incentivized to take in order to achieve the compensation goals. The Compensation Committee believes that the Company’s compensation policies and programs do not create any risks that are reasonably likely to have material adverse effect on the Company;

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No Tax Gross-Ups — The Named Executive Officers do not receive tax gross-ups on any items of compensation. In addition, the Company has not entered into any agreements with the Named Executive Officers that provide for IRC Section 280G excise tax gross-ups with respect to payments contingent upon a change in control;

•	No Supplemental Retirement Plans — The Named Executive Officers do not participate in any executive retirement plans other than the 401(K) plan available to all employees; and

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No Option Repricings — Even though the majority of the Company’s outstanding stock options have been underwater for the past three years, the Company has not repriced or replaced any underwater stock options.

Summary of Key FY2011 Compensation Elements and Actions

Annual Compensation Component	Key Features	Purpose	FY 2011 Design/Actions
Base Salary	Fixed annual cash amount. ________ Base pay increases considered on an annual basis to reward performance and align within the median range of our comparator group.

Provide a fixed amount of cash
compensation upon which the
Named Executive Officers can
rely.

________

Adjustments in base salary
used to reward individual
performance and reflect
increased responsibilities.

Base salaries for Mr. Deacon, Ms Fleck and Mr. Morrell increased by 3% in October 2010 which reflected the average salary increase approved for the Company as a whole.

Annual Incentive Plan (Cash Incentive Award)

Named executive officers participate in the same Annual Incentive Plan as other management employees.

________

Compensation Committee established short-term financial goals based on EBITDA and Net Sales targets to reflect focus on revenue growth and profitability with no bonus accrual below a designated threshold EBITDA amount.

________

Individual Named Executive Officers performance evaluated against consolidated financial goals and those of their respective business units.

Motivate and reward achieving or exceeding Company, business unit and individual performance goals, reinforcing pay-for-performance.

________

Focus our entire organization on key business objectives and motivate our Named Executive Officers to lead their organizations to achieve short-term financial goals.

Annual Incentive Plan design remained the same as previous years. Incentive opportunity for Named Executive Officers remained the same except for Mr. Porter whose opportunity increased from 55% to 75% of base salary upon his promotion to Chief Operating Officer in August 2010.

________

Since the Company’s consolidated EBITDA did not reach the threshold amount, the Named Executive Officers did not receive an annual incentive award for FY2011.

Long-Term Incentive Compensation (Awarded value delivered through grants of stock options and restricted stock units)

Stock options: generally vest in one-third increments over three-year service period.

________

Restricted Stock Units:

generally vest in one-third increments over three-year service period; Award settled in shares of Company stock.

Equity awards support our growth strategy, provide a link between the Named Executive Officers and our shareholders, and serve as a retention tool, restricted stock units prior to vesting provide added retention value as, unlike underwater stock options, they maintain some value in times of stock volatility.

The grant date fair value of equity awards granted in FY2011 compared to the grant date fair value of equity awards granted in FY2010 was approximately the same for the CEO and generally doubled for the other Named Executive Officers as a result of the competitive market analysis.

________

In FY 2011, none of the Named Executive Officers exercised vested stock options; the CEO realized $261,668 on the vesting of restricted stock units and the other Named Executive Officers realized an average of $26,780 on the vesting of restricted stock units.

Executive Compensation Philosophy

We recognize that the success of our Company depends on the talent of our workforce and our relationships with customers and suppliers. The first tenet of our executive compensation philosophy is to develop and retain a high quality professional management team that is able to develop and strengthen relationships with customers and suppliers over the long term and grow our business intelligently and profitably. The executive compensation program must be competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment of strong leaders as we grow our business and expand our product and service offerings. We consider compensation to be appropriately competitive if it is within a range of between -15% and +15% of the median of comparative compensation market data.

The second tenet of our executive compensation philosophy is to reward our executives fairly and provide proper and balanced incentives in support of long-term value creation. When executives contribute to the attainment of Company financial performance which exceeds a designated threshold amount, they are rewarded with attractive, but capped, annual cash incentive awards. In years when performance is below expectations, the executives receive little or no annual incentive. In terms of long-term incentives, we believe that the performance of our stock is the best measure of our performance. The opportunity for our executives to participate in the performance of our stock through equity grants is the most direct link between both performance and pay and between our executives and our shareholders. We reward our executives with equity incentives to more closely align their interests with those of our shareholders, and we maintain ownership guidelines to reinforce that link.

These tenets guide the Compensation Committee in seeking to design effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation.

Compensation Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for our executive compensation philosophy, the design of our executive compensation programs and the administration of our compensation and benefit plans. The Compensation Committee, which is composed entirely of independent, non-employee directors, determines the compensation paid to the CEO and reviews and approves the compensation paid to other executive officers. Compensation Committee members for FY2011 through January 2011 were: Mr. Gentz (Chair); Mr. Green; and former director, Ms. Hopp. The composition of the Compensation Committee changed in February 2011 to include: Mr. Green (Chair); Mr. Weyl; and Mr. Willis.

In setting compensation for the Named Executive Officers, the Compensation Committee:

•	Reviews external market data;

•	Confirms the reasonableness of total compensation and of each component of compensation when compared to competitive market data;

•	Evaluates overall Company performance in relation to financial and strategic objectives, competition and industry circumstances;

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In conjunction with the other independent directors on the Board, reviews and approves the annual goals and objectives for the CEO and evaluates the CEO’s performance in light of the established goals and objectives and strategic and operational accomplishments;

•	For other Named Executive Officers, reviews annual goals and objectives and assesses individual performance and any changes in duties and responsibilities;

•	Adjusts base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including competitive market data;

•	Approves the design of the annual cash incentive plan, establishes the annual financial objectives for the plan and assesses Company performance in light of the pre-established goals; and

•	Grants awards under our long-term incentive plan, as appropriate, based on competitive market data and an evaluation of the current performance and future potential of each Named Executive Officer.

The Compensation Committee regularly holds executive sessions that are not attended by any members of management or non-independent directors. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities. The Compensation Committee has delegated to any two of the following — CEO, CFO, and General Counsel — the authority to grant long-term incentive awards to non-executive officers under limited circumstances and pursuant to specific guidelines established by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. The Compensation Committee normally discusses compensation decisions with respect to the CEO in executive sessions without the CEO or other management present, and makes determinations regarding the CEO in consultation with the independent directors on the Governance and Nominating Committee.

Role of Management

Most Compensation Committee meetings, except for the executive portions thereof, are attended by the CEO and Vice President of Human Resources. Depending on the topics to be discussed, the CFO and/or General Counsel may also attend. The CEO’s role in the Compensation Committee process is oversight of all of management’s recommendations and reports to the Compensation Committee and/or Board of Directors. The CEO provides direct input to the Compensation Committee on such matters as the affordability and efficacy of various plan designs. The CEO may also make recommendations with respect to scheduling meetings and agenda topics and occasionally meets with Compensation Committee members outside of scheduled meetings. The Compensation Committee considers the CEO’s input, but makes its decisions independently. The CEO sets objectives each year for the other Named Executive Officers which are tailored to the duties and responsibilities of the particular officer and the challenges that his or her business or functional unit faces. The Compensation Committee reviews and approves the objectives. Following the end of the fiscal year, the CEO, also with the oversight of the Compensation Committee, evaluates the performance of the other Named Executive Officers against their individual objectives for the year.

Management makes recommendations to the Compensation Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

Role of Independent Compensation Consultants

The Compensation Committee has from time to time engaged independent compensation consultants to advise on executive compensation levels and practices, plan designs and competitive market data. For FY2011, the Compensation Committee made the determination to engage a consultant that specializes in providing compensation services to boards of directors and that has never provided any compensation services to management. After conducting a search, the Compensation Committee retained a new independent consultant, Pearl Meyer & Partners (“PM&P”). PM&P was selected for its experience and independence. It has been a leading compensation consultant to boards of directors for over two decades and it has never provided any compensation or employee benefits services to the Company’s management. The Compensation Committee directed PM&P’s activities, and PM&P provided the Compensation Committee with a comprehensive review of our executive compensation program which included:

•	gathering data on the executive compensation program;
•	reviewing overall executive compensation philosophy;
•	developing an appropriate comparator peer group;
•	reviewing the annual and long term incentive plans;
•	reviewing the competitiveness of executive agreements;
•	benchmarking total direct compensation against market data;
•	benchmarking the Company’s overall equity usage against market data;
•	updating the Compensation Committee on executive compensation trends and legislative developments impacting executive compensation in general; and
•	developing alternatives and recommendations for compensation program design changes, as appropriate.

Competitive Market Benchmarking

The Compensation Committee worked with PM&P to develop an appropriate comparator peer group to use in assessing the market competitiveness of the elements of the executive compensation program. In the past, competitiveness was assessed against raw national market survey data such as that published by Mercer Human Resources Consulting. Because of the unique nature of our business, which combines distribution and publishing segments, it is difficult to identify other public companies in the United States that are directly comparable to our business. In addition, we believe that the Company competes for executive talent on a national basis among a variety of companies. Nonetheless, PM&P assisted the Company in identifying comparable companies, based on similar characteristics, and combined this data with national survey data to benchmark overall compensation as follows.

Comparator Peer Group

PM&P identified potential public peer companies with businesses similar to the Company’s or to its major component businesses in the following industry classifications: Technology Distributors; Home Entertainment Software; Application Software Industries; Trading Companies & Distributors; Publishing; Internet Software & Services; Leisure Products; Movies & Entertainment and IT Consulting & Other Services. Within these categories, PM&P focused on companies with a good correlation in market capitalization, revenues and type of business. After review with PM&P, the Compensation Committee selected the following fourteen companies as the comparator peer group (the “Peer Group”) for determining FY2011 compensation. The Company’s twelve-month trailing revenue is at the time of review was at the 38th percentile rank of the group and its market capitalization was at the 31st percentile rank of the group.

Scholastic Corporation	THQ Inc.	Leapfrog Enterprises, Inc.
BlueLinx Holdings Inc.	GTSI Corp.	CKX, Inc.
Beacon Roofing Supply, Inc.	Nu Horizons Electronics Corp.*	Rosetta Stone, Inc.
GSI Commerce, Inc.	SED International Holdings, Inc.	INX Inc.
Take Two Interactive Software, Inc.	Ascent Media Corporation

*Nu Horizons Electronics was acquired and delisted in January 2011.

Benchmarking

PM&P supplemented the Peer Group data with a blend of several published national market data surveys (collectively, the “Survey Data” and together with the Peer Group data, the “Market Data”), with the Peer Group data and Survey Data weighted equally. Use of broad based Survey Data mitigates the disadvantage of finding a relatively small number of comparable public companies for the Peer Group. With respect to the Survey Data, PM&P used reported data in the general industry category and in the revenue range of under $1 billion. The large number of participants in the general industry surveys tends to lessen the impact of both changes in participation from year to year and individual company compensation practices. Individual companies are not identified in the Survey Data, and the Compensation Committee does not review or consider the individual companies that participate in the surveys.

The Market Data was adjusted upwards by 3% to approximate the 2011 value based on expected average 3% pay increases according to industry published reports. No other adjustments, including regression analysis, were made to the either the Peer Group data or the Survey Data. Total direct compensation was defined as current base salary, target annual cash incentive, and long term incentives using three year average actual grant date values. PM&P also reviewed each compensation element individually.

The Compensation Committee considered the results for each Named Executive Officer to be in the desired competitive range if the results fell within a range of between -15% and +15% of the median for comparable officer positions in the Market Data for each compensation element. The Compensation Committee determined that this is an appropriate indicator of competitiveness. If the results for a Named Executive Officer fell outside of this range, then the Compensation Committee considered if there is an appropriate internal rationale for the deviation, such as the executive’s expertise, experience, longevity or strategic importance.

Elements of Compensation

Our executive compensation is comprised primarily of the following elements: fixed cash compensation, in the form of base salary; and variable compensation, in the form of short-term incentive pay and long-term incentive compensation. Long-term incentive compensation consists of equity grants, while short-term incentive compensation is paid in cash. Although, the Compensation Committee has not set specific targets for the relative percentages of these elements, it strives for a balance that rewards executives for the achievement of short-term (annual) goals while also focusing on the long-term revenue and profitability of the Company. Because the Compensation Committee believes that the CEO has a greater impact on the achievement of long-term targets, it has determined that variable compensation should constitute a greater percentage of his compensation when compared to the other Named Executive Officers. For FY2011, the relative percentages of these elements were as follows:

FY2011 Target Total Compensation Distribution

Base Salary Compensation — Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and areas of responsibility. We pay base salaries because it provides a fixed level of compensation that we feel is necessary to recruit and retain executives. An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments, when the financial performance of the Company permits, to reflect an individual’s performance or changed responsibilities. The Compensation Committee annually reviews the base salaries of our executive officers.

The Compensation Committee’s goal is to set base salaries for each executive, including the CEO, at a level that reflects each individual’s performance and organizational impact and at a competitive level nationally. Differences in the amount of base salary between the Named Executive Officers reflect the Compensation Committee’s assessment of the differences in the scope of each executive’s responsibilities and contributions in light of competitive pay levels for similar positions in other similarly situated organizations. In October 2010, Mr. Deacon received a base salary increase of 3% from $475,000 to $489,250. His revised base salary fell slightly below the competitive range for the Market Data as described above. In October 2010, Ms. Fleck received a base salary increase of 3% from $250,000 to $257,500 and Mr. Morrell also received a base salary increase of 3% from $260,000 to $267,800. Their revised base salaries fall within the competitive range for the Market Data. Mr. Porter’s base salary of $333,333 was not adjusted in FY2011 and was within the competitive range for the Market Data. Mr. Fukunaga’s salary also was not adjusted in FY2011 as it already was slightly above the competitive range of the Market Data and in light of the anticipated sale of FUNimation.

Annual Incentive Compensation — Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals. Executive officers and other management employees selected by the Compensation Committee participate in the Company’s Annual Incentive Plan. The FY2011 target amounts approved by the Compensation Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus annual incentive) within the competitive range of the Market Data, as discussed above, provided that the Company’s goals were met. Upon the promotion of Mr. Porter to COO and CFO in August 2010, his target annual incentive opportunity was increased from 55% to 75% of base salary. This increase, which the Compensation Committee considered appropriate to recognize Mr. Porter’s additional responsibilities, raised Mr. Porter’s target annual incentive opportunity percent above the competitive range of the Market Data. The target annual incentive opportunity percent for all the other Named Executive Officers falls within the competitive range of the Market Data. Target total annual cash (base salary plus target annual incentive opportunity dollars) falls within the competitive range of the Market Data for the Named Executive Officers, except for Mr. Fukunaga, whose target total annual cash was slightly above the competitive range of the Market Data.

FY2011 Annual Incentive Opportunity and Results

NEO	Base Salary	Target Award	Target Percent of Base Salary	Maximum Award	Maximum Percent of Base Salary	Actual Award

Cary L. Deacon	$489,250	$391,400	80%	$587,100	120%	0
J. Reid Porter	$333,000	$249,750	75%	$374,625	112.5%	0
Joyce A. Fleck	$257,500	$128,750	50%	$193,125	75%	0
Gen Fukunaga	$367,500	$183,750	50%	$275,625	75%	0
Calvin Morrell	$267,800	$133,900	50%	$200,850	75%	0

For FY2011, the Annual Incentive Plan performance measures for the Named Executive Officers were based on budgeted consolidated or subsidiary earnings before interest, depreciation and amortization and excluding stock based compensation expense (“Adjusted EBITDA”), consolidated or subsidiary net sales and individual objectives as follows:

•	CEO andCOO/CFO: 65% consolidated Adjusted EBITDA, 25% consolidated net sales and 10% individual objectives

•	Subsidiary Presidents: 65% subsidiary Adjusted EBITDA, 25% subsidiary net sales and 10% individual objectives

The Compensation Committee selected the following financial objectives for FY2011: target consolidated Adjusted EBITDA of $26.7 million (inclusive of the annual incentive pool accrual) and target consolidated net sales of $537.5 million. For Ms. Fleck, Mr. Fukunaga and Mr. Morrell, as subsidiary presidents, the targets selected were subsidiary Adjusted EBITDA of $10.8 million, $9.0 million and $6.9 million, respectively, and subsidiary net sales of $499.6 million, $56.2 million and $42.3 million, respectively. The Compensation Committee chose income and sales performance criteria for FY2011 because it believes these are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. The annual plan design contains a performance threshold. Other than possible discretionary awards as discussed below, annual incentives would not be earned if funding any portion of the annual incentive pool caused the Company to fail to achieve at least 80% of the consolidated Adjusted EBITDA target. The plan design also provides an opportunity for participants to earn an enhanced annual incentive based on Adjusted EBITDA growth. If consolidated Adjusted EBITDA (inclusive of the annual incentive pool accrual) exceeds the target, then the annual incentive pool is increased by 25% of the excess amount. Participants share in the enhanced annual incentive pool on a pro rata basis taking into consideration the achievement of the financial and individual objectives applicable to each participant. However, annual incentive payments under the Plan, including the growth enhancement, are capped at 150% of a participant’s target annual incentive. For FY2011, the Compensation Committee also approved a maximum discretionary pool of $500,000. The Compensation Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not the Company’s financial objectives are achieved. The Compensation Committee also reserved the right to change, suspend, or discontinue the Annual Incentive Plan at any time without prior notice to participants.

Each participant has specific individual objectives which account for up to 20% of the total incentive payout. The individual objectives for the Named Executive Officers are generally tied to business strategy. For FY2011, the individual objectives for the CEO encompassed developing a long-term strategy plan, developing senior leader succession plans, executing an external investment community communication plan, and enhancing Board communications and reports. The individual objectives for the other Named Executive Officers included: for Mr. Porter – find acquisition financing and targets, develop direct reports, communicate with investment community, and manage loan compliance; for Ms. Fleck – restructure division to meet needs of evolving business, grow 3PL business, grow Canada operations, and meet category revenue targets; for Mr. Fukunaga – execute social network strategy, find funding for co-productions, hire new COO; and meet division growth targets; and for Mr. Morrell – integrate Punch acquisition; develop succession plan; execute direct to consumer business strategy, improve software development process and costs, and hire content acquisition executive. The Named Executive Officers generally achieved the majority of their individual objectives.

At the time the annual financial objectives were determined, the Compensation Committee believed the Adjusted EBITDA and nets sales targets to be appropriately challenging but realistic under the current economic conditions. However, since the consolidated Adjusted EBITDA threshold was not met, annual incentives were not earned under the annual incentive plan pool regardless of actual results on the net sales and individual objectives, which generally were achieved. In addition, the Compensation Committee did not approve any awards to the Named Executive Officers or to other participants from the discretionary pool described above.

Long-Term Incentive Compensation — Long-term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. Changes in Company stock price have a direct effect on the amount of compensation the Named Executive Officers realize from long-term incentive compensation. This encourages the achievement of long-term value creation that benefits all shareholders. In addition, multi-year vesting of long-term incentive compensation encourages the retention of our Named Executive Officers.

PM&P’s findings indicated that, at the Company’s current stock price, the Company’s long-term incentive compensation, as measured by the value of the prior year grants, was well below the competitive range of the Market Data. This also lowers the total direct compensation of the Named Executive Officers. In addition, PM&P determined that the Company’s three year average grant rate is below the 25th percentile of the Market Data. The Company’s overhang of outstanding equity grants is greater than the median of the Market Data because a large percentage of outstanding stock options are out-of-the-money and are unlikely to be exercised. In order to move toward closing the competitive gap, the Compensation Committee granted 42% more equity grants in FY2011 than in FY2010. When determining the size of individual long term incentive awards and the total number of long term incentive awards for all management employees for the fiscal year, the Compensation Committee considers:

•	the projected impact on our Company’s earnings for the anticipated fiscal year grants and outstanding grants from prior years;
•	the value of the equity awards in the competitive range of the Market Data;
•	the reasonableness of the proportion of our total shares outstanding (our “run rate”) used for annual equity grants; and
•	the reasonableness of the potential voting power dilution to our shareowners (our “overhang”).

Of the long term incentive awards granted in FY2011 (excluding grants to Non-employee Directors), 65% were time vested nonqualified stock options and 35% were time vested restricted stock units. Because a majority of the Company’s outstanding stock options are out-of-the-money, the Compensation Committee determined that the restricted stock units will continue to provide an enhanced retention incentive to employees. In addition, the grant of restricted stock units consumes fewer shares under the Company’s shareholder authorized stock plan and has been determined by the Compensation Committee to be consistent with the compensation trends as reported by PM&P. The non-qualified stock option awards vest over three years with a ten year termination period. The restricted stock units also generally vest over three years. Upon vesting, participants, who are still employed by the Company, will receive one unrestricted share of Common Stock for each vested restricted stock unit.

The Named Executive Officers received long-term incentive awards in FY2011 covering a total of 622,500 shares. Mr. Deacon received awards covering 340,000 shares, compared to 300,000 shares in FY2010. Ms. Fleck and Mr. Morrell each received awards covering 80,000 shares, compared to 33,750 shares in FY2010. Mr. Fukunaga did not participate in the annual grant in FY2011 in light of the anticipated sale of FUNimation. Mr. Fukunaga was, however, granted 22,500 restricted stock units in connection with the negotiation of his one-year employment agreement in May 2010. Mr. Porter was granted 100,000 restricted stock units in September 2010 in connection with his promotion to COO and CFO and renegotiation of his two-year employment agreement. He also did not participate in the annual grant in FY2011. The number of shares of our Common Stock that can be acquired by all other employees upon the vesting of grants made in FY2011 is 475,000 shares compare to 317,000 shares in FY2010.

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day as, or prior to, the grant date. Annual grants are normally discussed and granted in scheduled meetings taking place in September and/or October and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of the Company’s 2nd Quarter financial results.

Under authority delegated by the Compensation Committee, management awarded stock options covering 3,000 shares (included in the 475,000 shares recited above) to employees (other than the named executive officers) as part of a new hire offer, promotion or reward/incentive for significant achievement. Grants made outside of the annual grant are effective as of the date of approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price no less than the fair market value of our Common Stock on the grant date, defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. The Compensation Committee does not grant equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Benefits and Executive Perquisites

In FY2011, the Named Executive Officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays. The main objectives of our benefits program is to give our employees access to quality healthcare, insurance protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for workforce mobility.

In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over three years. The matching contribution for the 401(k) Plan is determined on an annual basis in the discretion of the Company and is currently 50% of the contribution up to 4% of base pay. The matching contribution is generally calculated and paid in April or May for all employee contributions made during the preceding calendar year by employees employed on the last day of the calendar year. The 401(k) Plan match and the incremental value of benefits provided to the Named Executive Officers under the Company’s benefits program are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 33. We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated at the time of an executive’s initial recruitment or promotion to a new position. In FY2011, these were a golf club membership for Mr. Deacon, life insurance policy premiums for Mr. Deacon and Mr. Porter, and relocation expenses for Mr. Morrell who is in the process of relocating to Los Angeles from San Francisco. The dollar values of these perquisites are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 33.

Executive Employment Agreements

We have entered into agreements regarding employment and/or severance with each of the Named Executive Officers, the terms of which are described beginning on page 38 under “Executive Severance and Change in Control Agreements.” The Compensation Committee believes that such employment agreements promote the stability of the Company by (i) lessening the personal uncertainties and potential distraction of the executives created by Company actions resulting in a termination of their employment for reasons other than cause and (ii) establishing the rights and obligations of both the Company and the executive after the employment relationship ends. In addition, reasonable severance arrangements offer a competitive benefit and aid in retention of the services of valuable executives. Descriptions of what constitutes “Cause,” “Without Cause” and for “Good Reason” (i.e. constructive termination) are set forth on page 38.

The Compensation Committee believes that the amount of severance offered to the Named Executive Officers is not excessive and that the trigger for severance payments, which in all cases is involuntarily termination by the Company Without Cause or constructive termination due to adverse Company actions, is appropriate and in the best interests of the shareholders. Further, the Compensation Committee believes that the differences in the amount of severance offered among the Named Executive Officers are justified by the scope of each executive’s responsibilities and contributions. Other than for Mr. Fukunaga, in anticipation of the sale of FUNimation, and Mr. Porter, in connection with his promotion to COO and CFO, as described under “Executive Severance and Change in Control Agreements.” No changes were made to the employment and severance agreements in FY2011.

Accounting and Tax Considerations

We aim to keep the expense related to our compensation programs as a whole within affordability levels. If we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above our affordability level. For example, in determining to grant restricted stock units in addition to stock options, we considered the accounting impact and tried to keep the overall compensation cost generally the same.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (the “IRC”). IRC Section 280G and related IRC sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. IRC Section 409A also imposes additional significant individual taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of IRC Section 409A. To assist in the avoidance of additional tax under IRC Section 409A, we structure equity awards and executive employment agreements in a manner intended to comply with the applicable IRC Section 409A requirements.

IRC Section 162(m) prohibits the Company from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers (excluding the CFO) relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We anticipate that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of IRC Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Navarre specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for FY2011. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee:

Frederick C. Green IV (Chair)

Richard S Willis

Tom F. Weyl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee is an executive officer of another entity where any of the Company’s executives serve on the other entity’s compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Cary L. Deacon(6),	FY2011	481,029	180,200	317,730	0	28,222	1,007,181
President and CEO and	FY2010	475,000	208,000	260,000	570,000	28,125	1,541,125
Director	FY2009	475,000	138,000	117,000	0	27,048	757,048
J. Reid Porter,	FY2011	333,000	257,000	0	0	8,145	598,145
Chief Operating Officer and	FY2010	333,000	54,600	68,250	274,725	7,845	738,420
CFO	FY2009	333,000	18,285	20,475	0	7,842	379,602
Joyce A. Fleck(7),	FY2011	253,173	42,400	74,760	0	4,900	375,233
President, Navarre Distribution Services	FY2010	239,846	23,400	29,250	187,500	4,412	484,408
Gen Fukunaga(5),	FY2011	367,500	47,025	0	0	254,900	669,425
CEO and President,	FY2010	367,500	0	0	213,536	4,600	585,636
FUNimation	FY2009	363,462	7,763	8,775	0	4,500	384,500
Calvin Morrell(7),	FY2011	263,300	42,400	74,760	0	14,840	395,300
President, Encore	FY2010	250,796	23,400	29,250	132,190	52,130	487,766

(1)	The amounts in this column represent the grant date fair value of all restricted stock units awarded in the applicable fiscal year as determined using the opening sale price of our Common Stock on such date. We recognize the expense for financial reporting purposes over the applicable vesting period.

(2)	The amounts in this column represent the grant date fair value of all stock options awarded in the applicable fiscal year as determined using the Black-Scholes pricing model. The assumptions used to arrive at the Black-Scholes value are discussed in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. We recognize the expense for financial reporting purposes over the applicable vesting period.

(3)	The amounts in this column represent the annual incentive paid under our Annual Incentive Plan as discussed in “Compensation Discussion and Analysis” on page 28. The amounts listed for FY2010 were earned for FY2010 although paid after the end of the 2010 fiscal year. No awards were earned for FY2011 or FY2009 under the Annual Incentive Plan.

(4)	The All Other Compensation column for Messrs. Deacon, Porter, Fukunaga and Morrell and Ms. Fleck consists of the following:

	401(k) Match			Life Insurance			Golf Club Dues
	FY2011	FY2010	FY2009	FY2011	FY2010	FY2009	FY2011	FY2010	FY2009
Cary L. Deacon	$4,750	$4,600	$4,500	$11,525	$11,525	$12,217	$11,947	$12,000	$10,331
J. Reid Porter	$4,900	$4,600	$4,500	$3,245	$3,245	$3,342	—	—	—

	401(k) Match			Relocation Expenses			FUNimation Success Fee
	FY2011	FY2010	FY2009	FY2011	FY2010	FY2009	FY2011	FY2010	FY2009
Joyce A. Fleck	$4,900	$4,412	—	—	—	—	—	—	—
Gen Fukunaga	$4,900	$4,600	$4,500	—	—	—	$250,000	—	—
Calvin Morrell	$4,900	$4,575	—	$9,940	$47,555	—	—	—	—

(5)	The Company’s FUNimation subsidiary was sold on March 31, 2011, which, as a result, was Mr. Fukunaga’s last day of employment with the Company. All Other Compensation for Mr. Fukunaga also includes a $250,000 transaction success fee that Mr. Fukunaga earned on the sale of FUNimation pursuant to the Employment Agreement described on page 39.

(6)	Mr. Deacon’s employment with the Company ended on April 6, 2011, after the end of FY2011. Mr. Deacon received no additional compensation for his service as a director.

(7)	Ms. Fleck and Mr. Morrell were appointed as Executive Officers of the Company effective April 1, 2009.

Grants of Plan-Based Awards in FY 2011

Name	Grant Date(1)	Approval Date(1)				All Other Stock Awards: Number of Shares of Stock or Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Date of Grant if Less ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards

			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(2)
			Threshold ($)	Target ($)	Maximum ($)

Cary L. Deacon	11/4/2010	10/26/2010				85,000(4)				180,200
	11/4/2010	10/26/2010					255,000(5)	2.12	2.31	317,730
			0	391,400	587,100
J. Reid Porter	9/16/2010	9/16/2010				100,000(4)				257,000
			0	249,750	374,625
Joyce A. Fleck	11/4/2010	10/26/2010				20,000(4)				42,400
	11/4/2010	10/26/2010					60,000(5)	2.12	2.31	74,760
			0	128,750	193,125
Gen Fukunaga	5/27/2010	5/26/2010				22,500(4)				47,025
			0	183,750	275,625
Calvin Morrell	11/4/2010	10/26/2010				20,000(4)				42,400
	11/4/2010	10/26/2010					60,000(5)	2.12	2.31	74,760
			0	133,900	200,850

(1)	The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in the fall to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)	Our Annual Incentive Plan is considered a “non-equity incentive plan.” This column represents the range of awards under the plan that were possible for FY2011. The amounts that were actually earned by the Named Executive Officers in FY2011 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, and, in each case, the amounts earned for FY2011 were $0. For FY2011, each Named Executive’s Officer’s target award was established as a percentage of base salary. The target award percentages, objectives and other details are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis” on page 28.

(3)	Under the terms of the 2004 Stock Plan, as approved by our shareholders, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. In FY2011, the exercise price listed in this column was less than the closing market price as indicated.

(4)	Restricted stock units were granted in FY2011 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis” on page 29.

(5)	Annual stock option grants to the Named Executive Officers under the 2004 Stock Plan.

Outstanding Equity Awards at FY2011 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Cary L. Deacon	150,000	0	$7.26	08/14/2015
	10,000	0	$4.59	10/25/2015	—	—
	300,000	0	$4.95	11/01/2016	—	—
	100,000	0	$2.41	11/11/2017	—	—
	200,000	100,000(2)	$0.69	11/12/2018	—	—
	66,667	133,333(4)	$2.08	11/02/2019	—	—
	0	255,000(5)	$2.12	11/03/2020	—	—
	—	—	—	—	66,667(6)	$126,667
	—	—	—	—	66,666(7)	$126,665
	—	—	—	—	85,000(8)	$161,500
J. Reid Porter	175,000	0	$5.89	12/11/2015	—	—
	20,000	0	$4.95	11/01/2016	—	—
	15,000	0	$2.41	11/11/2017	—	—
	35,000	17,500(2)	$0.69	11/12/2018	—	—
	17,500	35,000(4)	$2.08	11/02/2019	—	—
	—	—	—	—	8,833(6)	$16,783
	—	—	—	—	17,500(7)	$33,250
	—	—	—	—	100,000(9)	$190,000
Joyce A. Fleck	10,000	0	$7.73	07/10/2015	—	—
	7,000	0	$4.59	10/25/2015	—	—
	8,000	0	$4.95	11/01/2016	—	—
	6,000	0	$2.41	11/11/2017	—	—
	15,000	0	$1.85	03/11/2018	—	—
	15,000	7,500(2)	$0.69	11/12/2018	—	—
	7,500	15,000(4)	$2.08	11/02/2019	—	—
	0	60,000(5)	$2.12	11/03/2020	—	—
	—	—	—	—	3,750(6)	$7,125
	—	—	—	—	7,500(7)	$14,250
	—	—	—	—	20,000(8)	$38,000
Gen Fukunaga(10)	250,000	0	$8.38	06/30/2011	—	—
	10,000	0	$4.95	06/30/2011	—	—
	7,500	0	$2.41	06/30/2011	—	—
	15,000	0	$0.69	06/30/2011	—	—
	—	—	—	—	—	—
	—	—	—	—
Calvin Morrell	23,333	11,667(3)	$1.80	03/31/2018
	15,000	7,500(2)	$0.69	11/12/2018	—	—
	7,500	15,000(4)	$2.08	11/02/2019	—	—
	0	60,000(5)	$2.12	11/03/2020	—	—
	—	—	—	—	3,750(6)	$7,125
	—	—	—	—	7,500(7)	$14,250
					20,000(8)	$38,000

(1)	On March 20, 2006, the vesting of all outstanding stock options with exercise prices equal to or greater than $4.50 per share were accelerated and became exercisable. However, as a condition to the acceleration, the Board required each Named Executive Officer to enter into a lock-up agreement which prohibits the sale, transfer or other disposition of the shares acquired upon any exercise of the accelerated stock options (other than sales to fund the exercise price or to satisfy minimum statutory withholding) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of employment with the Company.

(2)	Stock options granted November 13, 2008 with vesting in three equal annual installments on November 13, 2009, November 13, 2010 and November 13, 2011, conditioned on continued employment through those dates.

(3)	Stock options granted April 1, 2008 with vesting in three equal annual installments on April 1, 2009, April 1, 2010 and April 1, 2011, conditioned on continued employment through those dates.

(4)	Stock options granted November 3, 2009 with vesting in three equal annual installments on November 3, 2010, November 3, 2011 and November 3, 2012, conditioned on continued employment through those dates.

(5)	Stock options granted November 4, 2010 with vesting in three equal annual installments on November 4, 2011, November 4, 2012 and November 4, 2013 conditioned on continued employment through those dates.

(6)	Restricted stock unit awards granted November 13, 2008 with vesting in three equal annual installments on November 13, 2009, November 13, 2010 and November 13, 2011, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(7)	Restricted stock unit awards granted November 3, 2009 with vesting in three equal annual installments on November 3, 2010, November 3, 2011 and November 3, 2012, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(8)	Restricted stock unit awards granted November 4, 2010 with vesting in three equal annual installments on November 4, 2011, November 4, 2012 and November 4, 2013, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(9)	Restricted stock unit awards granted September 16, 2010 with vesting in two equal annual installments on August 10, 2011 and August 10, 2012, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(10)	Mr. Fukunaga’s employment ended on the last day of FY2011, therefore all of his unvested stock options (covering 7,500 shares) and unvested restricted stock units (covering 18,750 shares) were forfeited as of that date, and the expiration date of his vested stock options became June 30, 2011.

Option Exercises and Stock Vested in FY2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cary L. Deacon	—	—	116,667	$261,668
J. Reid Porter	—	—	20,083	$44,479
Joyce A. Fleck	—	—	8,500	$18,818
Gen Fukunaga	—	—	12,500	$27,300
Calvin Morrell	—	—	7,500	$16,538

(1)	Amount determined using the closing price of our Common Stock on the vesting date.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment and other agreements with certain executive officers to attract and retain talented executives. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” is an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the Company’s principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii) shareholder approval of a merger, other business combination, liquidation or dissolution of the Company, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Cary L. Deacon Amended and Restated Employment Agreement

We entered into a written employment agreement with Mr. Deacon as our President and Chief Operating Officer on June 21, 2006, amended and restated the agreement on December 28, 2006 in connection with Mr. Deacon’s promotion to President and Chief Executive Officer effective January 1, 2007 and further amended the agreement on March 20, 2008. The agreement ran to December 31, 2011 and automatically extended for successive one year periods unless notice of termination was provided by one party to the other at least six months prior to the expiration of the then-current term. The agreement was in effect on April 6, 2011, the date of Mr. Deacon’s termination of employment.

Pursuant to the agreement, Mr. Deacon was entitled to receive a minimum annual base salary of $489,250 and his annual bonus target amount was 80% of his base salary amount. Mr. Deacon was also entitled to reimbursement for reasonable business expenses, up to a $2.0 million life insurance policy (with annual premiums not to exceed $15,000), paid vacation, and participation in benefit plans on the same basis as other executive officers of the Company. In connection with his promotion, Mr. Deacon was granted: a non-qualified stock option covering 300,000 shares of Common Stock, vesting over three years, and an award of 70,000 restricted shares of Common Stock, with the restrictions lapsing over three years (the “Promotion Awards”). These awards were fully vested prior to the date of Mr. Deacon’s termination.

Mr. Deacon’s termination on April 6, 2011 was “Without Cause” thereby triggering the severance provisions of the agreement as follows: (i) an amount equal to his then-current base salary for two years; (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years, multiplied by a factor of two; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. Severance payments will be paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. In addition, Mr. Deacon is entitled to continue to receive Company medical, dental and life insurance benefits at Company expense for a period of 18 months following termination. Mr. Deacon must execute a written release of all claims in order to receive the severance benefits contained in the agreement. Had there been a Change in Control Transaction within 12 months prior to termination, severance payments would have increased to three times base salary and three times the average amount of bonus earned and paid with respect to the preceding three years.

Mr. Deacon is required under the agreement to (i) not compete with any material portion of the Company’s business activities during his employment and for up to 18 months following termination of his employment; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property has created during his employment.

J. Reid Porter Executive Severance Agreement

On December 23, 2005, we entered into an executive severance agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. On March 20, 2008, the agreement was amended and restated, and on August 10, 2010 the agreement was further amended in connection with Mr. Porter’s promotion to the position of Chief Operating Officer. The agreement expires on August 10, 2012.

Pursuant to the agreement, Mr. Porter is entitled to receive a minimum annual base salary of $333,000, subject to annual discretionary merit increases at the discretion of the Compensation Committee. His annual bonus target amount is 75% of his current base salary amount. In connection with his promotion, Mr. Porter was granted: an award of 100,000 restricted shares of Common Stock, with the restrictions lapsing in two equal installments on August 10, 2011 and August 10, 2012.

The agreement provides for certain severance payments if Mr. Porter’s employment is terminated Without Cause or by Mr. Porter for Good Reason. Severance payments would include: (i) an amount equal to his then-current base salary; and (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years. Severance payments would be paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments for a qualifying termination within 12 months following a Change in Control Transaction are increased to two times base salary and two times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments also require a written release of all claims.

The agreement requires that Mr. Porter will (i) not compete with any material portion of the Company’s business activities during his employment and for a period of one year thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

Gen Fukunaga Employment Agreement

In 2005, we entered into an employment agreement with Mr. Fukunaga providing for his employment as Chief Executive Officer and President of FUNimation. Mr. Fukunaga was a founder of FUNimation, and the agreement was entered into in connection with our acquisition of all of the ownership interests of FUNimation. This employment agreement expired on May 10, 2010.

On May 27, 2010, we entered into a new executive employment agreement with Mr. Fukunaga in connection with his continued employment with FUNimation. The expiration date of the new agreement was one year from May 27, 2010. The agreement provided for a continuation of his current base salary of $367,500 per year and an annual bonus payment consistent with the Annual Incentive Plan. In connection with the new agreement, Mr. Fukunaga was granted on May 27, 2010 a restricted stock unit award with a right to receive 22,500 shares of our Common Stock, vesting in three equal annual installments beginning November 3, 2010. Mr. Fukunaga was also eligible for customary benefits provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time. The agreement also provided for severance payments, equal to one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years, if Mr. Fukunaga’s employment was terminated Without Cause, or by Mr. Fukunaga for Good Reason.

Pursuant to the agreement, Mr. Fukunaga’s duties included his cooperation and participation in our efforts to market FUNimation for a potential sale. The agreement provided that in the event that a transaction to sell FUNimation was consummated, Mr. Fukunaga would receive, in addition to any other compensation payable to him, a transaction success fee in an amount equal to the greater of (i) $250,000, or (ii) 5% of certain transaction proceeds. Upon the consummation of the sale of FUNimation on March 31, 2011, Mr. Fukunaga earned a transaction success fee of $250,000. In addition, upon the consummation of the sale of FUNimation, Mr. Fukunaga agreed to terminate the agreement as of May 31, 2011 and forego any other benefits including severance payments under the agreement.

The agreement requires that Mr. Fukunaga will (i) not compete with any material portion of FUNimation’s business activities for a period of 12 months following the termination of his employment; (ii) not solicit for hire any employees of FUNimation for a period of 12 months following the termination of his employment; (iii) honor confidentiality obligations during and after his employment; and (iv) assign to the Company any intellectual property he has created during his employment.

Executive Severance Agreements for Joyce A. Fleck and Calvin Morrell

On March 20, 2008, the Company entered into an executive severance agreement with Ms. Fleck that replaced and superseded a prior change in control severance agreement entered into in 2001. The Company entered into a similar executive severance agreement with Mr. Morrell on March 16, 2009. The agreements provide for severance payments in the event that the executive’s employment is terminated Without Cause or by the executive for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights.

The expiration date of the agreements, which is currently December 31, 2012; is subject to automatic extension for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that a Change in Control Transaction has not occurred and the respective Named Executive Officer was terminated on March 31, 2011 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above.

Name	Salary Continuation ($)	Benefit Premiums ($)		Substitute Incentive Plan Payments ($)		Total ($)
Cary L. Deacon	$978,500	$23,500	(1)	$380,000	(2)	$1,382,000
J. Reid Porter	$333,000	—		$91,575	(3)	$424,575
Joyce A. Fleck	$257,500	—		$62,500	(4)	$320,000
Gen Fukunaga (5)	—	—		—		—
Calvin Morrell	$267,800	—		$44,063	(6)	$311,863

(1)	Represents the cost to continue Company medical, dental and life insurance benefits at Company expense for a period of 18 months following termination.

(2)	Represents Mr. Deacon’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Incentive Plan ($0, $570,000 and $0) multiplied by two.

(3)	Represents Mr. Porter’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Porter for the last three years under the Annual Incentive Plan ($0, $274,725 and $0).

(4)	Represents Ms. Fleck’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Fleck for the last three years under the Annual Incentive Plan ($0, $187,500 and $0).

(5)	In conjunction with the sale of FUNimation, Mr. Fukunaga’s employment agreement was terminated effective March 31, 2011.

(6)	Represents Mr. Morrell’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Morrell for the last three years under the Annual Incentive Plan ($0, $132,190 and $0).

The following table assumes that a Change in Control Transaction occurred within the 12 month period prior to March 31, 2011 and the respective Named Executive Officer was terminated on March 31, 2011 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above.

Name	Salary Continuation ($)	Benefit Premiums ($)		Substitute Incentive Plan Payments ($)		Total ($)
Cary L. Deacon	$1,467,750	$23,500	(1)	$570,000	(2)	$2,061,250
J. Reid Porter	$666,000	—		$183,150	(3)	$849,150
Joyce A. Fleck	$257,500	—		$62,500	(4)	$320,000
Gen Fukunaga (5)	—	—		—		—
Calvin Morrell	$267,800	—		$44,063	(6)	$311,863

(1)	Represents the cost to continue Company medical, dental and life insurance benefits at Company expense for a period of 18 months following termination.

(2)	Represents Mr. Deacon’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Incentive Plan ($0, $570,000 and $0) multiplied by three.

(3)	Represents Mr. Porter’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Porter for the last three years under the Annual Incentive Plan ($0, $274,725 and $0) multiplied by two.

(4)	Represents Ms. Fleck’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Fleck for the last three years under the Annual Incentive Plan ($0, $187,500 and $0).

(5)	In conjunction with the sale of FUNimation, Mr. Fukunaga’s employment agreement was terminated effective March 31, 2011.

(6)	Represents Mr. Morrell’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Morrell for the last three years under the Annual Incentive Plan ($0, $132,190 and $0).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in FY2011 and prior years were filed on a timely basis except for the following inadvertent late filing: on May 4, 2011, Mr. Benson filed a Form 5 reporting that as of September 17, 2008, he may be deemed to have a pecuniary interest in 400 shares of Common Stock held by an estate of which he is the executor.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2012 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, Minneapolis, Minnesota 55428 addressed to the Secretary, no later than March 30, 2012 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2012 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by June 13, 2012, the Company will be allowed to use its discretionary voting authority.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2011 is enclosed herewith. Shareholders may also view and download this Proxy Statement and Form 10-K on Navarre’s website, http://www.navarre.com/Investors/, or the Securities and Exchange Commission’s website, www.sec.gov/idea/searchidea/webusers.htm.

By Order of the Board of Directors,

RYAN F. URNESS
Secretary and General Counsel
Dated: July 28, 2011

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Shareholders to be held

Thursday, September 15, 2011

2:00 p.m. CDT

7400 49th Avenue North

Minneapolis, Minnesota 55428

Navarre Corporation

7400 49th Avenue North

Minneapolis, Minnesota 55428

proxy

The undersigned, revoking all prior proxies, hereby appoints J. Reid Porter and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on July 19, 2011, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, September 15, 2011, or at any adjournment thereof, upon the matters stated on the reverse of this proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

The Proxy Statement and the Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2011, are available for view at http://www.navarre.com/Investors/

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY «« « IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on September 14, 2011.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK«« « EASY «« « IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CDT) on September 14, 2011.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors recommends you vote FOR all nominees:

1.     Electing the following directors for the terms described in the accompanying Proxy Statement:

01	Kathleen P. Iverson	03	Richard S Willis	☐	Vote FOR all	☐	Vote WITHHELD
02	Bradley J. Shisler				nominees except		from all nominees
					as indicated below

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends you vote FOR proposals 2 and 3

2	Ratifying the appointment of Grant Thornton LLP.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3 Approving, on an advisory basis, the compensation of our named executive officers for FY2011 as disclosed in the accompanying

Proxy Statement (Say on Pay):

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends you vote for 3 YEARS on the following proposal

4	Approving, on an advisory basis, the frequency of future Say on Pay votes:

☐	3 YEARS	☐	2 YEARS	☐	1 YEAR	☐	ABSTAIN

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees, FOR Proposals 2 and 3, and for 3 YEARS on Proposal 4.

Address Change? Mark Box     ☐         Indicate changes below

Dated:

Signature(s)
Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.